Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

RICHARD L. POLLARD AND MATTHEW S. POLLARD,

JAKE MARSHALL, LLC,

COATING SOLUTIONS, LLC,

LIMBACH HOLDINGS, INC.

and

LIMBACH FACILITY SERVICES LLC

dated as of

December 2, 2021

Exhibits and Schedules:

Disclosure Letter

Schedule 8.02(a)	-	Required Third Party Consents

Schedule 8.02(k)	-	Certain Related Party Contracts and Arrangements to be Terminated

Schedule 8.02(l)	-	Certain Guarantees to be Terminated and Released

Exhibit A	-	Form of Escrow Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of December 2, 2021, for the purchase and sale of all of the outstanding membership interests of Jake Marshall, LLC, a Tennessee limited liability company (“JMLLC”) and Coating Solutions, LLC, a Tennessee limited liability company (“CSLLC” and, together with JMLLC, the “Companies” and each a “Company”), is entered into by and among the Companies, Richard L. Pollard (“Rick”) and Matthew S. Pollard (“Matt” and, together with Rick, the “Sellers”), Limbach Holdings, Inc., a Delaware corporation (the “Parent”), and Limbach Facility Services LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding membership interests of each of the Companies (the “Membership Interests”);

WHEREAS, the Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, all of the Membership Interests subject to the terms and conditions set forth herein; and

WHEREAS, a portion of the purchase price payable by the Buyer to the Sellers shall be placed in escrow by the Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Except as otherwise specified or as the context may otherwise require, in addition to the capitalized terms defined elsewhere herein, the following terms have the meanings specified or referred to in this ARTICLE I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Documents” means all agreements, certificates, instruments, and other documents, other than this Agreement, entered into in connection with the consummation of the transactions contemplated by this Agreement, including the Escrow Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Tennessee are authorized or required by Law to be closed for business.

“Cash” means, without duplication, cash and cash equivalents (including marketable securities and short term investments) of the Companies, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended.

“Closing Date Cash Payment” means the Closing Cash Purchase Price less the Escrow Amount.

“Closing Working Capital” means: (a) the notes and accounts receivable, prepaid expenses, retention receivable, truck/tools inventory, and other current assets of the Companies, but excluding (i) Cash, (ii) deferred Tax assets, (iii) intercompany receivables between the Companies, and (iv) receivables from employees of the Companies; less (b) the accounts payable, accrued expenses, deferred income, retention payable, subcontractor retention, and other current liabilities of the Companies, but excluding (i) deferred Tax liabilities, (ii) Transaction Expenses, (iii) the current portion of Indebtedness and accrued interest thereon, (iv) intercompany payables between the Companies, and (v) accrued annual incentive compensation for the portion of 2021 prior to the Closing; in each case, as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property that is owned by the Companies.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which any Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Contracts” means all contracts, Leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Determination Time” means 11:59 p.m., Eastern Time, on the Closing Date; provided, however, that no calculation required to be made hereunder as of the Determination Time shall reflect the conduct of business or any action that takes place on the Closing Date after the Closing that is outside of the ordinary course of business of the Companies.

“Disclosure Letter” means the disclosure letter delivered by the Sellers concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the Release of, threatened Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, indoor air, soil, soil gas, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, removal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., as amended; the Federal Water Pollution Control Act of 1972, 33 U.S.C. §§ 1251 et seq., as amended; the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., as amended; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., as amended; the Clean Air Act of 1966, 42 U.S.C. §§ 7401 et seq., as amended; the Safe Drinking Water Act, 42 U.S.C. §§300f et seq., as amended; Hazardous Material Transportation Act, 49 U.S.C. §§ 5101 et seq., as amended; and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq., as amended.

“Environmental Notice” means any written directive, notice of violation or infraction, special notice letter, notice of responsibility or liability, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with a Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means U.S. Bank, National Association.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Sellers and Escrow Agent at the Closing, substantially in the form of Exhibit A, pursuant to which (and subject to the terms and conditions of the Escrow Agreement) the Escrow Fund would be held for the purpose of securing the obligations of the Sellers in ARTICLE IX and Section 7.08.

“Escrow Amount” means $1,000,000 (the “Indemnity Escrow Amount”) in Cash.

“Escrow Fund” means the Indemnity Escrow Amount plus any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement (the “Indemnity Escrow Fund”).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Fundamental Representations” means the representations and warranties of the Sellers contained in Section 3.01 (Organization and Authority), Section 3.02 (No Conflicts; Consent), Section 3.03 (Brokers), Section 4.01 (Organization, Authority and Qualification of the Companies), Section 4.02 (Capitalization), Section 4.03 (No Subsidiaries), Section 4.04 (No Conflicts; Consent); Section 4.09(a) (Title to Assets); Section 4.22 (Brokers); and Section 4.23 (Affiliate Transactions).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, without duplication and with respect to the Companies, the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, “breakage costs”, redemption fees or other termination fees of all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than current liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging or derivative agreement or arrangement; (e) capital lease obligations; (f) any performance bond, letter of credit or surety bond, in each case, solely to the extent drawn upon or payable and not continuing, or any bank overdraft or similar charges; (g) guarantees made by any Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account, and user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, customer and prospect lists, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Knowledge of the Companies or the Companies’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of the Sellers or any of Brian Howe and Karen Burge.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leases” means those Contracts that are leases of Real Property.

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, speculative, remote, special, or indirect damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Companies, taken as a whole, or (b) the ability of any Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Companies operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Sections 4.04 and 6.04; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Companies compared to other participants in the industries in which the Companies conduct their businesses.

“Non-solicitation Period” means a period of seven years commencing on the Closing Date.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, clearances, certificates, variances, waivers and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of any Company for any Pre-Closing Tax Period.

“Real Property” means the real property owned, leased or subleased by any Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the business of designing, engineering, fabricating, manufacturing, coating, installing, servicing, and maintaining HVAC, plumbing, piping, and other mechanical systems, electrical systems, and other equipment and components, in commercial, institutional, and industrial facilities.

“Restricted Period” means a period of five years commencing on the Closing Date.

“SEC” means the United States Securities and Exchange Commission.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, including escheat and unclaimed property obligations, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means any state in which any Company operates as of the date hereof, has operated at any time in the last ten years, or is proposing to operate in the future as documented in any budget or business plan, or as reflected in any project pipeline or similar analysis.

“Transaction Expenses” means all fees and expenses incurred by the Sellers or any Company at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

In addition to the terms defined in this ARTICLE I, set forth below is a list of terms defined elsewhere in this Agreement:

Term	Section
“Acceleration Notice”	Section 2.06(f)
“Agreement”	Preamble
“Allocation Schedule”	Section 7.11
“Audited Financial Statements”	Section 4.05(a)
“Balance Sheet”	Section 4.05(a)
“Balance Sheet Date”	Section 4.05(a)
“Basket”	Section 9.04(a)
“Benefit Plan”	Section 4.18(a)
“Buyer”	Preamble
“Buyer Indemnitees”	Section 9.02
“Calculation Periods”	Section 2.06(i)(ii)
“Cap”	Section 9.04(a)
“Closing”	Section 2.04
“Closing Cash Purchase Price”	Section 2.02(a)
“Closing Date”	Section 2.04
“Companies”	Preamble
“Company Gross Profit”	Section 2.06(i)(i)
“Company Systems”	Section 4.11(h)
“Controlling Interest”	Section 2.06(f)
“Copyrights”	ARTICLE I
“CSLLC”	Preamble
“Cumulative Maximum Deferred Payment”	Section 2.06(a)
“Deferred Payment”	Section 2.06(a)(ii)
“Deferred Payment Calculation”	Section 2.06(b)(i)
“Deferred Payment Calculation Delivery Date”	Section 2.06(b)(i)
“Deferred Payment Calculation Objection Notice”	Section 2.06(b)(ii)
“Deferred Payment Calculation Statement”	Section 2.06(b)(i)

Term	Section
“Deferred Payment Review Period”	Section 2.06(b)(ii)
“Direct Claim”	Section 9.05(c)
“Financial Statements”	Section 4.05(a)
“First Calculation Period”	Section 2.06(i)(ii)
“First Deferred Payment”	Section 2.06(a)(i)
“Government Contracts”	Section 4.08(a)(viii)
“Indemnified Party”	Section 9.05
“Indemnifying Party”	Section 9.05
“Indemnity Escrow Amount”	ARTICLE I
“Indemnity Escrow Fund”	ARTICLE I
“Information”	Section 3.03(b)
“Insurance Policies”	Section 4.14
“Interim Balance Sheet”	Section 4.05(a)
“Interim Balance Sheet Date”	Section 4.05(a)
“Interim Financial Statements”	Section 4.05(a)
“JMLLC”	Preamble
“Landlord”	Section 4.09(b)
“Liabilities”	Section 4.06(a)
“Material Contracts”	Section 4.08(a)
“Material Customers”	Section 4.13(a)
“Material Suppliers”	Section 4.13(b)
“Matt”	Preamble
“Membership Interests”	Recitals
“Multiemployer Plan”	Section 4.18(c)
“Parent”	Preamble
“Patents”	ARTICLE I
“Permitted Encumbrances”	Section 4.09(a)
“Purchase Price”	Section 2.02
“Qualified Benefit Plan”	Section 4.18(c)
“Receivables”	Section 4.12(a)
“Retainage Amount”	Section 4.12(b)
“Rick”	Preamble
“Second Calculation Period”	Section 2.06(i)(ii)
“Second Deferred Payment”	Section 2.06(a)(ii)
“Securities Act”	Section 3.03(a)
“Sellers”	Preamble
“Seller Indemnitees”	Section 9.03
“Senior Indebtedness”	Section 2.06(h)
“Single Employer Plan”	Section 4.18(e)
“Straddle Period”	Section 7.04
“Surety Bonds”	Section 4.05(b)
“Tax Claim”	Section 7.05
“Third Party Claim”	Section 9.05(a)
“Trademarks”	ARTICLE I
“Trade Secrets”	ARTICLE I
“Triggering Event”	Section 2.06(f)
“Uncompleted Contract”	Section 4.05(d)
“Union”	Section 4.19(b)

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Sellers shall sell to the Buyer, and the Buyer shall purchase from the Sellers, the Membership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Membership Interests (the “Purchase Price”) shall consist of:

(a)       $21,312,548.25 (the “Closing Cash Purchase Price”); and

(b)       the Deferred Payment, if any.

Section 2.03 Transactions to be Effected at the Closing.

(a)       At the Closing, the Buyer shall:

(i)       deliver to the Sellers: (A) the Closing Date Cash Payment by wire transfer of immediately available funds to an account designated in writing by the Seller to the Buyer no later than five Business Days prior to the Closing Date; and (B) the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to Section 8.03 of this Agreement.

(ii)        deliver to the Escrow Agent: (A) the Escrow Amount by wire transfer of immediately available funds to accounts designated by the Escrow Agent,; and (B) the Escrow Agreement.

(b)       At the Closing, the Sellers shall deliver to the Buyer:

(i)       an assignment of the Membership Interests in form and substance satisfactory to the Buyer, duly executed by each Seller, with all required transfer tax stamps affixed thereto; and

(ii)       the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by the Sellers at or prior to the Closing pursuant to Section 8.02 of this Agreement.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) via the electronic exchange of documents and signatures immediately following the execution and delivery of this Agreement on December 2, 2021 and at the offices of Chambliss, Bahner & Stophel, 605 Chestnut Street, Suite 1700, Chattanooga, TN 37450, or at such other time or on such other date or at such other place as the Sellers and the Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.05 Withholding Tax. The Buyer and the Companies shall be entitled to deduct and withhold from the Purchase Price all Taxes that the Buyer and the Companies may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to the Sellers hereunder.

Section 2.06 Deferred Payment Amount.

(a)       Deferred Payments. As additional consideration for the Membership Interests, at such times as provided in this Section 2.06, the Buyer shall pay to the Sellers:

(i)       with respect to the First Calculation Period an amount, if any (the “First Deferred Payment”), equal to $3,000,000 if the Company Gross Profit for the First Calculation Period equals or exceeds $10,000,000;

(ii)       with respect to the Second Calculation Period an amount, if any (the “Second Deferred Payment” and, collectively with the First Deferred Payment, the “Deferred Payment”), equal to $3,000,000 if the Company Gross Profit for the Second Calculation Period equals or exceeds $10,000,000;

provided, however, that to the extent that the Company Gross Profit for a Calculation Period is less than $10,000,000 but exceeds $8,000,000, then the Deferred Payment for such Calculation Period shall be made on a pro rata basis (for example, if Company Gross Profit for a Calculation Period is $9,000,000, then the Deferred Payment for such Calculation Period would be $1,500,000); provided further, that in no event shall the Buyer be obligated to pay the Sellers more than $6,000,000 in the aggregate for all Calculation Periods (the “Cumulative Maximum Deferred Payment”). If the Company Gross Profit for a particular Calculation Period does not exceed the applicable thresholds set forth above, no Deferred Payment shall be due for such Calculation Period.

(b)       Procedures Applicable to Determination of the Deferred Payments.

(i)       On or before the date which is 120 days after the last day of each Calculation Period (each such date, a “Deferred Payment Calculation Delivery Date”), the Buyer shall prepare and deliver to the Sellers a written statement (in each case, a “Deferred Payment Calculation Statement”) setting forth in reasonable detail its determination of Company Gross Profit for the applicable Calculation Period and its calculation of the resulting Deferred Payment (in each case, an “Deferred Payment Calculation”).

(ii)       The Sellers shall have 30 days after receipt of the Deferred Payment Calculation Statement for each Calculation Period (in each case, the “Deferred Payment Review Period”) to review the Deferred Payment Calculation Statement and the Deferred Payment Calculation set forth therein. During the Deferred Payment Review Period, the Sellers and their accountants shall have the right to inspect the Companies’ books and records during normal business hours at the Companies’ offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Company Gross Profit and the resulting Deferred Payment. Prior to the expiration of the Deferred Payment Review Period, the Sellers may object to the Deferred Payment Calculation set forth in the Deferred Payment Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (a “Deferred Payment Calculation Objection Notice”) to the Buyer. Any Deferred Payment Calculation Objection Notice shall specify the items in the applicable Deferred Payment Calculation disputed by the Sellers and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If the Sellers fail to deliver a Deferred Payment Calculation Objection Notice to the Buyer prior to the expiration of the Deferred Payment Review Period, then the Deferred Payment Calculation set forth in the Deferred Payment Calculation Statement shall be final and binding on the parties hereto. If the Sellers timely deliver a Deferred Payment Calculation Objection Notice, the Buyer and the Sellers shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Company Gross Profit and the Deferred Payment for the applicable Calculation Period. If the Buyer and the Sellers are unable to reach agreement within 30 days after such a Deferred Payment Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the office of Grant Thornton LLP or, if Grant Thornton LLP is unable to serve, the Buyer and the Sellers shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Deferred Payment Calculation as promptly as practicable, but in no event greater than 30 days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Deferred Payment Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, the Buyer and the Sellers shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in the Agreement and the presentations by the Buyer and the Sellers, and not by independent review. The resolution of the dispute and the calculation of Company Gross Profit that is the subject of the applicable Deferred Payment Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by the Sellers and the Buyer in proportion to the amounts by which their respective calculations of Company Gross Profit differ from Company Gross Profit as finally determined by the Independent Accountant.

(c)       Independence of Deferred Payments. The Buyer’s obligation to pay each of the Deferred Payments to the Sellers in accordance with this Section 2.06 is an independent obligation of the Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Deferred Payment and the obligation to pay a Deferred Payment to the Sellers shall not obligate the Buyer to pay any preceding or subsequent Deferred Payment. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Deferred Payment for the First Calculation Period are not satisfied, but the conditions precedent to the payment of the Deferred Payment for the Second Calculation Period are satisfied, then the Buyer would be obligated to pay such Deferred Payment for the Second Calculation Period for which the corresponding conditions precedent have been satisfied, and not the Deferred Payment for the First Calculation Period.

(d)       Timing of Payment of Deferred Payments. Subject to Section 2.06(b), any Deferred Payment that the Buyer is required to pay pursuant to Section 2.06(a) hereof shall be paid in full no later than 5 Business Days following the date upon which the determination of Company Gross Profit for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 2.06(b)(ii) (including any final resolution of any dispute raised by the Sellers in any Deferred Payment Calculation Objection Notice). The Buyer shall pay to the Sellers the applicable Deferred Payment in cash by wire transfer of immediately available funds to the bank account for the Sellers designated by the Sellers at least two Business Days prior to the date of payment.

(e)       Acceleration upon Buyer’s Election. At any time after the Closing Date, the Buyer may, in its sole discretion, elect to make a payment to the Sellers in the amount equal to (i) the Cumulative Maximum Deferred Payment less (ii) the aggregate sum of all Deferred Payments made prior to such date which, upon payment thereof, shall fully release and discharge the Buyer, its successors and assigns from any further liability or obligation pursuant to this Section 2.06.

(f)       Acceleration upon Certain Events. In the event that after the end of the First Calculation Period (i) the First Deferred Payment was paid or required to be paid under this Section 2.06 and (ii) there occurs a sale or other disposition of all or substantially all of the assets of Buyer, or a merger, consolidation, recapitalization or other transaction in which any Person becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of all interests in Buyer (“Controlling Interest”) but did not hold a Controlling Interest on the Closing Date, (a “Triggering Event”), the Sellers may, in their sole discretion, upon notice to Buyer (such notice, the “Acceleration Notice”), elect to have paid in full by Buyer the Second Deferred Payment. The obligation to pay such amounts as the result of a Triggering Event shall not be excused or limited as the result of any previous or subsequent financial performance of the Companies.

(g)       Post-closing Operation of the Companies. Subject to the terms of this Agreement, subsequent to the Closing, the Buyer shall have sole discretion with regard to all matters relating to the operation of the Companies; provided, however, that Buyer undertakes to the Sellers that, for the duration of the First and Second Calculation Periods: (i) Buyer shall maintain separate books, records and unaudited financial information of the Companies that is not consolidated with any other business unit of the Buyer to enable the accounting of all items necessary to calculate Company Gross Profit for each Calculation Period; (ii) Buyer shall not take any action in bad faith to distort the financial performance of the Companies, or with the principal purposes of avoiding or reducing the amount of any Deferred Payment; (iii) Buyer shall not cause either Company to cease to carry on all or a material part of its operations or otherwise wind up either Company’s operations with the principal purposes of avoiding or reducing the amount of any Deferred Payment; (iv) Buyer shall not cause or permit any management charges, fees, interest payments, borrowings or other intra-group charges to be levied on the Companies by another Buyer Affiliate in a manner that would reduce the amount of Company Gross Profit; and (v) neither Buyer nor any of its Affiliates shall divert or redirect any trading, business opportunities or revenues or any major customer or supplier away from the Companies with the principal purpose of avoiding or reducing the amount of any Deferred Payment. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the parties or their respective Affiliates. Further, each party hereby waives any fiduciary duties that, absent such waiver, may be implied by applicable Law, and in doing so, recognizes, acknowledges and agrees that the duties and obligations of the parties to each other are only as expressly set forth in this Agreement. Notwithstanding anything to the contrary set forth herein, each Seller acknowledges and agrees that (a) there is no assurance that such party or any of its Affiliates will receive any Deferred Payments under this Agreement or otherwise, and none of the Buyer or any of its Affiliates have promised or projected any amounts to be received by any Seller or its Affiliates under this Agreement as Deferred Payments or otherwise and (b) the parties intend the express provisions of this Agreement to govern their contractual relationship.

(h)       Right of Set-off. The Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.06 the amount of any amounts to which any Buyer Indemnitee may be entitled under Section 7.08 or ARTICLE IX of the Agreement; provided, that Buyer shall first seek recovery from the Indemnity Escrow Fund prior to exercising any right of set off pursuant to this Section 2.06(h).

(i)       No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Deferred Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of applicable Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in the Buyer or any of its Affiliates (including any Company), (ii) the Sellers shall not have any rights as a securityholder of the Buyer or any of its Affiliates (including any Company) as a result of the Sellers’ contingent right to receive any Deferred Payment hereunder, and (iii) no interest is payable with respect to any Deferred Payment. The Buyer’s obligation to make any Deferred Payment hereunder is an unsecured obligation and any such Deferred Payment shall be subordinate to the Senior Indebtedness in existence on the Closing Date in accordance with the terms and conditions of that certain Letter Agreement of even date herewith (the “Subordination Agreement”) by and among Sellers, Buyer and Wheaton Bank & Trust Company, N.A., a subsidiary of Wintrust Financial Corporation, as administrative agent for the Senior Lenders (as defined in the Subordination Agreement). Other than the Subordination Agreement and the Intercreditor Agreement between Travelers Casualty and Surety Company of America and Wheaton Bank & Trust Company, N.A., a subsidiary of Wintrust Financial Corporation, as administrative agent for the Senior Lenders (as defined therein), there is not any other indebtedness or agreements currently in existence that would restrict or otherwise limit Buyer from making the Deferred Payments. If Buyer is prohibited from paying and Sellers from receiving any of the Deferred Payments as a result of the provisions of the Subordination Agreement or otherwise, interest shall accrue at the rate of 8% per annum on the amount of any earned but unpaid Deferred Payments. Subject to the Subordination Agreement, accrued interest shall be paid on each June 30 and December 31. “Senior Indebtedness” means any indebtedness incurred under the Senior Credit Agreement (as defined in the Subordination Agreement).

(j)       Except as otherwise specified or as the context may otherwise require, in addition to the capitalized terms defined elsewhere herein, the following terms have the meanings specified or referred to in this Section 2.06:

(i)       “Company Gross Profit” means, with respect to any Calculation Period, the gross revenues of the Companies less costs of revenues, determined in accordance with GAAP. In no event shall costs of revenues include overhead and other expenses of the Buyer and any Affiliates (other than the Companies) that are allocated to the Companies and that were not expenses of the Companies prior to Closing.

(ii)       “Calculation Periods” means (a) the period beginning on the Closing Date and ending on December 31, 2022 (the “First Calculation Period”), and (b) the period beginning on January 1, 2023 and ending on December 31, 2023 (the “Second Calculation Period”).

Section 2.07 Parent Guarantee. Notwithstanding anything to the contrary herein, Parent hereby guarantees all of the Buyer’s duties and obligations under this ARTICLE II, including, without limitation, Buyer’s obligation to pay Sellers the Closing Cash Purchase Price (and any adjustments thereto), the Deferred Payments (if any) and any other amounts due Sellers under this ARTICLE II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Letter that relates to such Section or in another Section of the Disclosure Schedules to the extent that it is reasonably apparent on the face of such disclosure that such is applicable to such Section, each of the Sellers represents and warrants to the Buyer as to such Seller that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority. Such Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and any Ancillary Document to which the Seller is a party, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Ancillary Document to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.

Section 3.02 No Conflicts; Consents. The execution, delivery and performance by such Seller of this Agreement and the Ancillary Documents to which it is a party, as applicable, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller; (b) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Seller is a party or by which such Seller is bound or to which any of its properties and assets are subject or any Permit affecting the properties, assets or business of such Seller; or (c) result in the creation or imposition of any Encumbrance, on any properties or assets of such Seller. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of such Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Except as set forth in the correspondingly numbered Section of the Disclosure Letter that relates to such Section or in another Section of the Disclosure Schedules to the extent that it is reasonably apparent on the face of such disclosure that such is applicable to such Section, the Sellers represent and warrant to the Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization, Authority and Qualification of the Companies. Each Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Tennessee and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 4.01 of the Disclosure Letter sets forth each jurisdiction in which each Company is licensed or qualified to do business, and each Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by each Company in connection with this Agreement and the Ancillary Documents will be duly authorized on or prior to the Closing.

Section 4.02 Capitalization.

(a)       The Sellers are the sole record owners of, and have good and valid title to, the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in each Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances. The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the organizational documents of any Company or any other agreement, arrangement, or commitment to which any Seller or any Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(b)       No Company has outstanding or authorized any equity appreciation, phantom equity, profit participation or similar rights. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in any Company or obligating any Seller or any Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in any Company. Other than the organizational documents of each Company, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 4.03 No Subsidiaries. Except as set forth on Section 4.03 of the Disclosure Letter, each Company does not own, or have any interest in any shares or have an ownership interest in, any other Person.

Section 4.04 No Conflicts; Consents. Except as set forth on Section 4.04 of the Disclosure Letter, the execution, delivery and performance by each of the Sellers and each Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of any Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which any Company is a party or by which any Company is bound or to which any of its properties and assets are subject or any Permit affecting the properties, assets or business of any Company; or (d) result in the loss or forfeiture of, or creation or imposition of any Encumbrance other than Permitted Encumbrances on, any properties or assets of any Company. Except as set forth on Section 4.04 of the Disclosure Letter, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.05 Financial Statements.

(a)       Complete copies of the Companies’ audited consolidated financial statements consisting of the balance sheet of the Companies as at December 31 in each of the years 2018, 2019, and 2020 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Companies as at September 30, 2021 and the related statements of income and retained earnings, members’ equity and cash flow for the 9-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are included in the Disclosure Letter. The Financial Statements have been prepared in good faith in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Companies, and fairly present in all material respects the financial condition of the Companies as of the respective dates they were prepared and the results of the operations of the Companies for the periods indicated. The balance sheet of the Companies as of December 31, 2020, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Companies as of September 30, 2021, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Companies maintain a standard system of accounting established and administered in accordance with GAAP.

(b)       The Companies have posted all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds, surety bonds and all such similar undertakings (collectively, “Surety Bonds”) required to be posted in connection with its operations. Section 4.05(b) of the Disclosure Letter contains a true and complete list of all Surety Bonds, including the name of each surety and the cost of completion for the project or job secured by such Surety Bond as of the Interim Balance Sheet Date. Each Company is in compliance in all material respects with all Surety Bonds.

(c)       To the Knowledge of the Companies, all financial projections of the Companies provided by the Sellers or the Companies prior to the date of this Agreement have been prepared in good faith, on the basis of assumptions believed at the time made to be reasonable in all material respects in light of the facts and circumstances known to the Sellers and the Companies at the time made.

(d)       The Financial Statements use the “percentage-of-completion” method for revenue and cost recognition. The revenues reflected in the Financial Statements have been measured by the relationship of all contract costs incurred to total estimated contract costs. The contracts in progress schedules attached to the Financial Statements present fairly and accurately all of the uncompleted contracts under which any Company is obligated to provide construction services (each an “Uncompleted Contract”). The Financial Statements present fairly and accurately with respect to each Uncompleted Contract (i) the costs and expenses incurred as of the date of such Financial Statement, as applicable, and (ii) the estimated costs and expenses remaining under such Uncompleted Contract. Except for the costs and expenses listed on the Financial Statements, each Company does not have any additional costs and expenses with respect to any such Uncompleted Contract which were required to be recorded on such Financial Statements in accordance with GAAP.

(e)       Attached to Section 4.05(e) of the Disclosure Letter is the Companies’ calculation of Cash and Closing Working Capital as of November 30, 2021, which calculation was prepared in good faith and in accordance with this Agreement and the books and records of the Companies.

Section 4.06 Undisclosed Liabilities.

(a)       No Company has any liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP (“Liabilities”), except (a) those which are adequately reflected or reserved against on the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

(b)       Section 4.06(b) of the Disclosure Letter sets forth a correct and complete list of all Indebtedness and, with respect to Indebtedness for borrowed money, if any, sets forth the borrower, the original lender and the current holder (if different), the original principal balance, and the outstanding principal and interest as of the date of this Agreement.

Section 4.07 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to any Company, any:

(a)       event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)       amendment of the organizational documents of any Company;

(c)       split, combination or reclassification of any of its membership interests;

(d)       issuance, sale or other disposition of any of its membership interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its membership interests;

(e)       declaration or payment of any dividends or distributions on or in respect of any of its membership interests or redemption, purchase or acquisition of its membership interests;

(f)       material change in any method of accounting or accounting practice of any Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)       material change in any Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)       except as set forth on Section 4.07(h) of the Disclosure Letter, entry into any Contract that would constitute a Material Contract;

(i)       incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)       except as set forth on Section 4.07(j) of the Disclosure Letter, transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)       transfer, assignment, or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)       abandonment of, lapse of, or failure to maintain in full force and effect any Company IP Registration;

(m)       material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)       any capital investment in, or any loan to, any other Person;

(o)       acceleration, termination, material modification to, or cancellation of any material Contract (including, but not limited to, any Material Contract) to which any Company is a party or by which it is bound;

(p)       any material capital expenditures;

(q)       imposition of any Encumbrance upon any of any Company properties, membership interests or assets, tangible or intangible;

(r)       (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee, or any termination of any employees, for which employee the aggregate compensation exceeds $100,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s)       hiring or promoting any person as an officer, except to fill a vacancy in the ordinary course of business;

(t)       adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u)       any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former directors, officers and employees;

(v)       entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)       adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)       purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of supplies in the ordinary course of business consistent with past practice;

(y)       acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)       action by any Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(aa) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.08 Material Contracts.

(a)       Section 4.08 of the Disclosure Letter lists each of the following Contracts of any Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property listed or otherwise disclosed in Section 4.09(b) of the Disclosure Letter and all Company IP Agreements set forth in Section 4.11(b) of the Disclosure Letter, being “Material Contracts”):

(i)       each Contract of any Company involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by such Company without penalty or without more than 90 days’ notice; provided, however, that Section 4.08(a) of the Disclosure Letter need not list any such Contract entered into in the ordinary course of business consistent with past practice (but such Contract shall otherwise constitute a Material Contract for the purposes of this Agreement);

(ii)       all Contracts that require any Company to purchase its total requirements of any product or service exclusively from a single third party or that contain “take or pay” provisions;

(iii)       all Contracts that provide for the indemnification by any Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)       all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)       all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any Company is a party;

(vi)       all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which any Company is a party and which are not cancellable without material penalty or without more than 30 days’ notice;

(vii)       except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including guarantees);

(viii)       all Contracts with (i) any Governmental Authority (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any higher-tier subcontractor of a Governmental Authority in its capacity as a subcontractor, on the other hand, in each case to which any Company is a party (“Government Contracts”);

(ix)       all Contracts that limit or purport to limit the ability of any Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)       any Contracts to which any Company is a party that provide for any joint venture, partnership or similar arrangement by such Company;

(xi)       all Contracts between or among any Company on the one hand and Seller or any Affiliate of Seller (other than a Company) on the other hand;

(xii)       all collective bargaining agreements or Contracts with any Union to which any Company is a party; and

(xiii)       any other Contract that is material to any Company and not previously disclosed pursuant to this Section 4.08.

(b)       Each Material Contract is valid and binding on such Company in accordance with its terms and is in full force and effect. None of such Company or, to Companies’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been delivered to the Buyer.

Section 4.09 Title to Assets; Real Property.

(a)       Except as set forth in Section 4.09 of the Disclosure Letter, each Company has good and valid title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)       liens for Taxes not yet due and payable;

(ii)       mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Companies;

(iii)       easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Companies; or

(iv)       other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Companies.

(b)       No Company owns any Real Property. Section 4.09(b) of the Disclosure Letter lists (i) the street address of each parcel of Real Property owned, leased or subleased by any Company; (ii) the landlord under the Lease (the “Landlord”), the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any Leases and any amendments thereto affecting the Real Property. No Company is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Companies’ business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Companies. There are no Actions pending nor, to the Companies’ Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(c)       With respect to each Lease: (i) Section 4.09(c) of the Disclosure Letter sets forth the current annual base rent payable pursuant to the terms of such Lease and the allocation of additional rental pursuant to the Lease (including building operating costs and Taxes); (ii) such Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way; (iii) such Lease represents the entire agreement between each Landlord and such Company as to the leasing of the applicable Real Property; (iv) there are no existing defenses or offsets, claims or counterclaims which such Company has against the enforcement of such Leases by the Landlord; (v) no rental has been paid in advance and no security has been deposited with the Landlord except for the security deposit described in Section 4.09(c) of the Disclosure Letter; (vi) there are no existing breaches or defaults by such Company or, to the Knowledge of the Companies, by the Landlord, under such Lease; (vii) the term of such Lease is set forth in Section 4.09(c) of the Disclosure Letter, as well as any option to terminate or cancel such Lease; (viii) such Company has accepted possession of the applicable Real Property and there are no outstanding Landlord obligations to perform tenant improvements, and such Company has no obligation to restore the Real Property upon the expiration or earlier termination of such Lease; (ix) such Company has not transferred, assigned, or sublet any portion of the applicable Real Property nor entered into any license or concession agreements with respect thereto; and (x) all monthly installments of base rent and any building operating costs and Taxes with respect to such Lease have been paid when due through the date of this Agreement.

Section 4.10 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Companies, together with all other properties and assets of the Companies, are sufficient for the continued conduct of the Companies’ business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Companies as currently conducted.

Section 4.11 Intellectual Property.

(a)       Section 4.11(a) of the Disclosure Letter contains a correct, current, and complete list of all (i) Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any, and registrant, if applicable; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary software of any Company; and (iv) all other Company Intellectual Property material to the business as currently conducted. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b)       Section 4.11(b) of the Disclosure Letter contains a correct, current, and complete list of all Company IP Agreements. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on such Company in accordance with its terms and is in full force and effect. Neither any Company nor, to Companies’ Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement. Neither any Company nor, to Companies’ Knowledge, any other party thereto has exceeded any seat, user or other similar limitation of any Company IP Agreement.

(c)       A Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Companies’ business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d)       Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any Company’s right to own or use any Company Intellectual Property or any Intellectual Property subject to any Company IP Agreement.

(e)       All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect.

(f)       The conduct of the Companies’ business as currently and formerly conducted, and the current and former products, processes and services of the Companies, have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To Companies’ Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property.

(g)       There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or, to Companies’ Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by any Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property; or (iii) by any Company or any other Person alleging any infringement, misappropriation, or violation by any Person of the Company Intellectual Property. Neither Seller nor any Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. No Company is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property.

(h)       To the Companies’ Knowledge, the computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems that are owned or used by any Company (“Company Systems”) are reasonably sufficient for the current needs of the Companies’ business. In the past 36 months, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction, or other adverse event affecting any Company Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Company Systems or the conduct of the Companies’ business; (ii) material loss, destruction, damage, or harm of or to any Company or its operations, personnel, property, or other assets; (iii) material liability of any kind to any Company; or (iv) obligation of the part of any Company to notify any Person of the unauthorized access, use, intrusion, or security breach or loss of data. The Companies have taken all reasonable actions, consistent with applicable industry best practices, to protect the integrity and security of the Company Systems and the data and other information stored or processed thereon. The Companies (i) maintain commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) act in material compliance therewith; (iii) test such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing and (iv) promptly apply all manufacturer’s or licensor’s patches to the Company Systems in their control.

Section 4.12 Accounts Receivable; Retainage; Inventory.

(a)       The accounts receivable (collectively, “Receivables”) reflected on the Interim Balance Sheet and the Receivables arising after the date thereof (a) have arisen from bona fide transactions entered into by a Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of a Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Receivables arising after the Interim Balance Sheet Date, as reflected in the books and records of the Companies, are, to the Companies’ Knowledge, collectible in full within 90 days after billing (except for Receivables that constitute retainage amounts that will be collectible when due under any applicable Contract). The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Companies have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(b)       Certain of the Receivables relate to retainage amounts held by the customers of the Companies pending completion of the applicable project or development (each, a “Retainage Amount”). Section 4.12(b) of the Disclosure Letter sets forth the Retainage Amount as of the Interim Balance Sheet Date, which has been calculated in accordance with GAAP, consistently applied.

(c)       The inventory reflected on the Financial Statements was acquired and has been maintained, in all material respects, in the ordinary course of business consistent with past practice. Such inventory consists of a quantity, quality and condition usable for its intended purpose and saleable in the ordinary course of business consistent with past practice, except for obsolete items or items of below-standard quality, all of which have been written off or written down to net realizable value on the Financial Statements, determined in accordance with GAAP, consistently applied.

Section 4.13 Customers and Suppliers.

(a)       Section 4.13(a) of the Disclosure Letter sets forth (i) each customer who has paid aggregate consideration to the Companies for goods or services rendered in an amount greater than or equal to $250,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Companies have not received any notice, and have no reason to believe, that any of their Material Customers intends to terminate or materially reduce its relationship with the Companies. The Companies have no reason to believe that any of their current or potential customers has refused to award any business to the Companies, in whole or in part, as a result of its workers’ compensation MOD rate.

(b)       Section 4.13(b) of the Disclosure Letter sets forth (i) each supplier to whom the Companies have paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Companies have not received any notice, and have no reason to believe, that any of their Material Suppliers has ceased, or intends to cease, to supply goods or services to the Companies or to otherwise terminate or materially reduce its relationship with the Companies.

Section 4.14 Insurance. Section 4.14 of the Disclosure Letter sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including any Company) and relating to the assets, business, operations, employees, officers and directors of any Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been delivered to the Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Seller nor any of its Affiliates (including any Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) to Companies’ Knowledge, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Companies pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including any Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Companies and are sufficient for compliance with all applicable Laws and Contracts to which any Company is a party or by which it is bound.

Section 4.15 Legal Proceedings; Governmental Orders.

(a)       Except as set forth on Section 4.15 of the Disclosure Letter, there are no Actions pending or, to Companies’ Knowledge, threatened (a) against or by any Company affecting any of its business, properties or assets (or by or against the Seller or any Affiliate thereof and relating to any Company); or (b) against or by any Company, any Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Companies’ Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)       There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Company or any of its business, properties or assets. The Companies are in compliance with the terms of any Governmental Order set forth in Section 4.15(b) of the Disclosure Letter. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.16 Compliance With Laws; Permits.

(a)       Each Company is, and since September 1, 2016, has been in compliance in all material respects with all Laws applicable to it or its business, properties or assets.

(b)       All Permits required for any Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.16(b) of the Disclosure Letter lists all Permits issued within the past five years to any Company, including the names of each Permit and each Permit’s respective date of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.16(b) of the Disclosure Letter. During the previous five year period, there has been no revocation, suspension, lapse or limitation of or violation or default under any Permit held by or issued to any Company.

(c)       To Companies’ Knowledge, no agent, Affiliate, employee or other Person associated with or acting on behalf of any Company or the Sellers has: (i) made, in violation of any Law, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained or (D) for any other illegal or improper purpose; (ii) established or maintained any fund or asset for the benefit of any Company that has not been recorded in the books and records of any Company; or (iii) violated any Laws prohibiting bribery and corruption, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended, the General Federal Bribery Statute, 18 U.S.C § 201, and any other applicable equivalent or comparable anti-corruption Laws.

Section 4.17 Environmental Matters.

(a)       Each Company is currently and has been in compliance in all material respects with all Environmental Laws, and has not received, and neither it nor any Seller has received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) any written request for information pursuant to any Environmental Law, except as disclosed in Section 4.17(a) of the Disclosure Letter.

(b)       Each Company has obtained, and is in compliance in all material respects with, all Environmental Permits (each of which is disclosed in Section 4.17(b) of the Disclosure Letter) necessary for the ownership, lease, operation or use of the business or assets of the Companies. All such Environmental Permits are in full force and effect, and shall be maintained in full force and effect by each Company, through the Closing Date in accordance with all applicable Environmental Laws, and neither the Sellers nor any Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Companies as currently carried out. With respect to any such Environmental Permits, the Sellers have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate the transferability of same, and neither any Company nor the Sellers is aware of any condition, event or circumstance that might prevent or impede the transferability of same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)       No real property currently or formerly owned, operated or leased by any Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)       There has been no Release of Hazardous Materials that could give rise to liability or responsibility under Environmental Laws with respect to the business or assets of the Companies or any real property currently owned, operated, leased or used by any Company, and neither any Company nor any Seller has received any environmental information, any environmental reports or any Environmental Notices that any real property currently or formerly owned, operated, leased, or used in connection with the business of the Companies (including soils, soil gas, groundwater, surface water, buildings and other structures located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or terms of any Environmental Permit, by any Seller or any Company.

(e)       Section 4.17(e) of the Disclosure Letter contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any Company or any Seller and any predecessors used by any Company or any Seller and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither any Seller nor any Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any Company or any Seller.

(f)       Neither any Seller nor any Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(g)       The Sellers have provided or otherwise made available to Buyer and listed in Section 4.17(g) of the Disclosure Letter: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Companies or any currently or formerly owned, operated or leased real property which are in the possession or control of any Seller or any Company, including but not limited to those related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice regarding the Release of Hazardous Materials; and (ii) any and all documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

(h)       Neither any Seller nor any Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Companies as currently carried out.

Section 4.18 Employee Benefit Matters.

(a)       Section 4.18(a) of the Disclosure Letter contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of any Company or any spouse or dependent of such individual, or under which any Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.18(a) of the Disclosure Letter, each, a “Benefit Plan”). The Companies have separately identified in Section 4.18(a) of the Disclosure Letter each Benefit Plan that contains a change in control provision.

(b)       With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the three most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)       Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 of the Code.

(d)       No Benefit Plan is subject to minimum funding requirements. No Benefit Plan which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(e)       Neither any Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan (a “Single Employer Plan”); or (vi) participated in a multiple employer welfare arrangements (MEWAs).

(f)       Each Benefit Plan (other than a Multiemployer Plan) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, any Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. No Company has any commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)       Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither any Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(h)       There is no pending or, to Companies’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)       There has been no amendment to, announcement by any Seller, any Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of Sellers, any Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j)       Each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. No Company has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)       Each individual who is classified by any Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)       Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of any Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of any Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Sellers have delivered to the Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

(m)       Section 4.18(m) of the Disclosure Letter contains a true and complete list of each Benefit Plan that is a Multiemployer Plan. With respect to each Multiemployer Plan, a Company has made available to the Buyer a copy of the most recently filed Form 5500, with all corresponding schedules and financial statements attached.

(n)       Except as set forth in Section 4.18(n) of the Disclosure Letter, with respect to each Multiemployer Plan, (i) all contributions required to be paid by any Company or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (ii) neither any Company nor, to the Companies’ Knowledge, any ERISA Affiliate has received notice of the assessment of any withdrawal Liability under Title IV of ERISA which remains unsatisfied and, to the Knowledge of the Companies, nothing has occurred that could reasonably be expected to give rise to an assessment of withdrawal Liability, (iii) there are currently no claims or allegations by Multiemployer Plan administrators or trustees pending or, to the Knowledge of the Companies, threatened, against any Company for missed or insufficient contributions and (iv) the Companies have provided the Buyer with the most recent withdrawal liability estimate related to such Multiemployer Plan actually received by the Companies, and (v) except as set forth in Section 4.18(n) of the Disclosure Letter, to the Companies’ Knowledge, no Multiemployer Plan is in critical, endangered, or seriously endangered status.

(o)       Neither any Company nor, to the Companies’ Knowledge, any employee or director thereof have engaged in a prohibited transaction with respect to any Multiemployer Plan, and there are no actions with respect to any Multiemployer Plan that are pending or threatened that could reasonably be expected to result in Liability to any Company.

(p)       Each Company (i) has complied in all material respects with the requirements of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the regulations and related guidance promulgated thereunder, (ii) has no and has had no Liability for a penalty or assessable payment under Section 4980H of the Code and does not reasonably expect to, have any Liability for such a penalty or assessable payment for any month, (iii) has timely and accurately filed and distributed Forms 1094-C and 1095-C in accordance with the requirements of Sections 6055 and 6056 of the Code and the regulations and related guidance promulgated thereunder, and (iv) for each month during 2015 and through the date hereof, have properly identified each employee who is a “full-time employee”, as defined in Section 4980H of the Code and the regulations and related guidance promulgated thereto.

Section 4.19 Employment Matters.

(a)       Section 4.19 of the Disclosure Letter contains a list of all persons who are employees, independent contractors or consultants of any Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) status as an employee (including whether full or part-time) or independent contractor/consultant; (iii) title or position; (iv) hire or retention date; (v) current annual base compensation rate or contract fee; (vi) commission, bonus or other incentive-based compensation; and (vii) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all remuneration and compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of any Company for services performed on or prior to the date hereof have been paid in full, and there are no outstanding agreements, understandings or commitments of any Company with respect to any compensation, commissions, bonuses or fees.

(b)       Except as set forth in Section 4.19(b) of the Disclosure Letter, no Company is, and no Company has been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of any Company, and, to the Companies’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any Company or any of its employees. Except as set forth in Section 4.19(b) of the Disclosure Letter, no Company has any duty to bargain with any Union and will not be bound to any collective bargaining agreement or other Agreement currently being negotiated by a third party with a Union.

(c)       Each Company is and has been in compliance in all material respects with the terms of the collective bargaining agreements and other Contracts listed on Section 4.19(b) of the Disclosure Letter and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of such Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, whistleblower protections, prohibitions on retaliation for protected conduct, pre-hire inquiries of applicants and candidates for employment, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, vacation pay, hours, overtime compensation, child labor, obtaining and using background checks and other consumer reports and investigative consumer reports (as those terms are defined under the Fair Credit Reporting Act and analogous state laws), hiring, promotion, discipline, termination, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, use of leave benefits, paid sick leave and other paid time off benefits, and unemployment insurance. All individuals characterized and treated by any Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of any Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Each Company is in compliance with and has complied in all material respects with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against any Company pending, or to the Companies’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the engagement, employment, termination of employment, termination of engagement or denial of employment or engagement of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of any Company, including any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d)       Each Company has complied with the WARN Act and analogous state laws, and it has no plans to undertake any action that would trigger any notice requirements or other actions by any Company under the WARN Act or analogous state laws.

Section 4.20 Taxes.

(a)       Each Company has, at all times since its organization, elected to be classified as a partnership for Tax purposes, and each Company will be a partnership for Tax purposes as of the Closing Date.

(b)       All Tax Returns required to be filed on or before the Closing Date by any Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by any Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(c)       Each Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member, or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(d)       No claim has been made by any taxing authority in any jurisdiction where any Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(e)       No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Company.

(f)       The amount of the Companies’ Liability for unpaid Taxes for all periods ending on or before September 30, 2021, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Companies’ Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Companies (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(g)       Section 4.20(g) of the Disclosure Letter sets forth:

(i)       the taxable years of each Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)       those years for which examinations by the taxing authorities have been completed; and

(iii)       those taxable years for which examinations by taxing authorities are presently being conducted.

(h)       All deficiencies asserted, or assessments made, against any Company as a result of any examinations by any taxing authority have been fully paid.

(i)       No Company is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(j)       Sellers have delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, each Company for all Tax periods ending after December 31, 2016.

(k)       There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Company.

(l)       No Company is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(m)       No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any Company.

(n)       No Company has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. No Company has any Liability for Taxes of any Person (other than such Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(o)       No Company will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)       any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)       an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)       a prepaid amount received on or before the Closing Date;

(iv)       any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)       any election under Section 108(i) of the Code.

(p)       No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Each Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q)       No Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r)       Each Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(s)       There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of any Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(t)       No property owned by any Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

Section 4.21 Books and Records. The minute books and stock record books of the Companies, all of which have been made available to Buyer, are complete and correct and, to the Companies’ Knowledge, have been maintained in accordance with sound business practices. Except as set forth in Section 4.21 of the Disclosure Letter, the minute books of the Companies contain accurate and complete records of all meetings, and actions taken by written consent of, the members, the board of directors and any committees of the board of directors of the Companies, and no meeting, or action taken by written consent, of any such members, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Companies.

Section 4.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of any Company or any Seller.

Section 4.23 Affiliate Transactions. Except as set forth in Section 4.23 of the Disclosure Letter, none of the Sellers and any of their Affiliates, and none of any Company’s directors, officers or employees, has (a) been involved in any business arrangement or relationship with any Company within the past 12 months, (b) engaged in competition with any Company, or (c) is a party to any Contract with any Company. None of the Sellers and any of their Affiliates, and none of any Company’s directors, officer or employees, owns any asset, tangible or intangible, that is used in the business of any Company.

Section 4.24 Construction Projects; Warranties.

(a)       Each Company has caused all of its construction projects to be prosecuted with commercially reasonable diligence in a good and workmanlike manner, in material accordance with the plans and specifications and in material compliance with all Laws applicable to such projects.

(b)       There are no pending, nor to the Companies’ Knowledge, threatened, claims under or pursuant to any warranty, whether expressed or implied, on the products or services sold by any Company that are not disclosed or referred to in the Financial Statements and that are not fully reserved against in the Companies’ books and records in accordance with GAAP. No Company incurred any material Liabilities with respect to warranty claims during, or with respect to, the fiscal years ended December 31, 2020 that are not disclosed or referred to in the Financial Statements and that are not fully reserved on the Balance Sheet in accordance with GAAP.

(c)       There is no claim against any Company for injury to person or property of employees or any third Persons suffered as a result of the manufacture, sale or distribution of any product or the performance of any service by any Company, including claims arising out of the allegedly defective or unsafe nature of structures or projects built or otherwise worked on by any Company. There is no pending or, to the Companies’ Knowledge, threatened investigation by any Governmental Authority of the construction of any structure or projects where services were provided by any Company.

(d)       There are no pending, nor to the Companies’ Knowledge, threatened, claims by any subcontractor or supplier of any Company with respect to any pending or completed construction projects that are not disclosed or referred to in the Financial Statements and that are not fully reserved against in the Companies’ books and records in accordance with GAAP. No Company incurred any material Liabilities with respect to any claims by subcontractors or suppliers during, or with respect to, the fiscal year ended December 31, 2020 that are not disclosed or referred to in the Financial Statements and that are not fully reserved on the Balance Sheet in accordance with GAAP.

Section 4.25 Banking Facilities. Section 4.25 of the Disclosure Letter sets forth a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with or at which any Company has an account or safety deposit box and the account numbers of such accounts and identifying numbers for each such safety deposit box; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility; and (c) any outstanding powers of attorney executed by or on behalf of any Company in connection with such accounts or safety deposit boxes.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

The Buyer and the Parent, jointly and severally, represent and warrant to the Sellers that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01 Organization and Authority. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Each of the Buyer and the Parent has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which the Buyer or Parent, as applicable, is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Buyer and the Parent of this Agreement and any Ancillary Document to which either of the Buyer or the Parent is a party, the performance by each of the Buyer and the Parent of its respective obligations hereunder and thereunder and the consummation by the Buyer and the Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer and the Parent. This Agreement has been duly executed and delivered by each of the Buyer and the Parent, and (assuming due authorization, execution and delivery by the Sellers and the Companies) this Agreement constitutes a legal, valid and binding obligation of each of the Buyer and the Parent enforceable against each of the Buyer and the Parent, respectively, in accordance with its terms. When each Ancillary Document to which either the Buyer or the Parent is or will be a party has been duly executed and delivered by the Buyer or the Parent, as applicable, (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Buyer or the Parent, as applicable, enforceable against it in accordance with its terms.

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by each of the Buyer and the Parent of this Agreement and the Ancillary Documents to which either the Buyer or the Parent is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Buyer or the Parent; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Buyer or the Parent; or (c) require the consent, notice or other action by any Person under any material Contract to which the Buyer or the Parent is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Buyer or the Parent in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for a Current Report on Form 8-K with respect to this Agreement and the transactions contemplated hereby and such other consents, approvals, Permits, Governmental Orders, declarations, filings or notices as would not materially delay the completion of the transactions contemplated by this Agreement.

Section 5.03 Investment Purpose. The Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Buyer acknowledges that the Membership Interests are not registered under the Securities Act or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.04 Brokers. Except for Carriage Hill Management, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Buyer or the Parent.

Section 5.05 Compliance with Laws. The Buyer and the Parent are each in compliance in all material respects with all Laws applicable to the transactions contemplated by this Agreement.

Section 5.06 Legal Proceedings. There are no Actions pending or, to the Buyer’s knowledge, threatened against or by the Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.07 Sufficiency of Funds. The Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS

Section 6.01 Resignations. The Sellers shall deliver to the Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Companies requested by the Buyer at least five Business Days prior to the Closing.

Section 6.02 Confidentiality. From and after the Closing, each of the Sellers shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Companies, except to the extent that the Sellers can show that such information (a) is generally available to and known by the public through no fault of the Sellers, any of their Affiliates or their respective Representatives; (b) is lawfully acquired by the Sellers, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) was known by Sellers from a third party source before disclosure on or on behalf of Buyer. If the Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which the Sellers are advised by their counsel in writing is legally required to be disclosed, provided that the Sellers shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.03 Non-Competition; Non-Solicitation.

(a)       During the Restricted Period, each of the Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere with the business relationships (whether formed prior to or after the date of this Agreement) between any Company and customers or suppliers of such Company. Notwithstanding the foregoing, a Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(b)       During the Non-solicitation Period, each of the Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any employee of any Company or encourage any such employee to leave such employment or hire any such employee who has left such employment (except for any employee who was previously terminated by any Company or the Buyer, to whom this Section 6.03(b) shall not apply), except pursuant to a general solicitation which is not directed specifically to any such employees.

(c)       During the Restricted Period, each of the Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of any Company or potential clients or customers of any Company for purposes of diverting their business or services or prospective business from any Company.

(d)       Each of the Sellers acknowledges that a breach or threatened breach of this Section 6.03 would give rise to irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Seller of any such obligations, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)       Each of the Sellers acknowledges that the restrictions contained in this Section 6.03 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.03 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.03 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.04 Governmental Approvals and Consents.

(a)       Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)       Sellers and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.04 of the Disclosure Letter.

(c)       If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which a Company is a party is not obtained prior to the Closing, the Sellers shall, subsequent to the Closing, cooperate with the Buyer and the Companies in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, each of the Sellers shall use its reasonable best efforts to provide such Company with the rights and benefits of the affected Contract for the term thereof.

Section 6.05 Books and Records.

(a)       In order to facilitate the resolution of any claims made against or incurred by the Sellers prior to the Closing, or for any other reasonable purpose, for a period of six years after the Closing, the Buyer shall (i) retain the books and records (including personnel files) of the Companies relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Companies; and (ii) upon reasonable notice, afford the Representatives of the Sellers reasonable access (including the right to make, at the Sellers’ expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VII.

(b)       In order to facilitate the resolution of any claims made by or against or incurred by the Buyer or the Companies after the Closing, or for any other reasonable purpose, for a period of five years following the Closing, the Sellers shall: (i) retain the books and records (including personnel files) of the Sellers which relate to any Company and its operations for periods prior to the Closing; and (ii) upon reasonable notice, afford the Representatives of the Buyer or any Company reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VII.

(c)       Neither the Buyer nor the Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.05 where such access would violate any Law.

Section 6.06 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and, except as set forth below in Section 6.08(a), the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.07 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.08 SEC Filings; Financial Statements.

(a)       As promptly as practicable, the Parent shall prepare and file a Current Report on Form 8-K to report the execution of this Agreement and the Closing, together with, or incorporating by reference, such information that may be required to be disclosed with respect to the transaction contemplated by this Agreement in any report or form to be filed with the SEC, and the Parent shall reasonably consider any comments of the Sellers provided in advance of filing of such Form 8-K.

(b)       The Sellers shall use their commercially reasonable efforts to prepare, or assist the Parent in causing to be prepared, as promptly as practicable, and in any event no later than 75 days following the Closing Date, any financial statements of the Companies that the Parent is required to file pursuant to Form 8-K, Rule 3-05 or Article 11 of Regulation S-X under the Exchange Act or pursuant to the Securities Act, and shall use its commercially reasonable efforts to obtain the consents of the Companies’ auditor with respect thereto as may be required by applicable Law, all in a form reasonably acceptable to the Parent for the Parent to satisfy its reporting obligations under applicable Law, a securities exchange, a securities market or a self-regulatory agency (including financial reporting obligations and filing of financial statements related thereto).

(c)       With respect to any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of the Companies’ internal control over financial reporting identified by any Company or the Companies’ auditors prior to Closing, the Companies shall promptly notify the Parent thereof and use its commercially reasonable efforts to rectify such material weakness or series of control deficiencies, as the case may be.

Section 6.09 Arrangement for Repayment of Indebtedness. The Sellers shall obtain payoff letters and Encumbrance releases (to be filed contemporaneously with the Closing) of all collateral related to all of the Indebtedness (including any Indebtedness to any Seller) and make arrangements for the termination of any guarantees and/or estoppel letters with respect to all such Indebtedness contemporaneous with the Closing out of the Closing Cash Purchase Price as contemplated in Section 2.03, in a form satisfactory to the Buyer, in its reasonable discretion, such that the Buyer can repay such Indebtedness contemporaneous with the Closing out of the Closing Cash Purchase Price. The Sellers will provide all required applicable advance notices required in connection with its intention to repay all outstanding Indebtedness and to terminate the commitments thereunder as of the Closing Date.

Section 6.10 Benefit Plan Matters.

(a) With respect to the Jake Marshall, LLC 401(k) Profit Sharing Plan (the “401(k) Plan”), to the extent permitted by applicable Law and the terms of the 401(k) Plan, the Sellers and the Companies shall take such measures as may be necessary or required to properly cause the 401(k) Plan to be terminated no later than one (1) day prior to the Closing Date. The Sellers and the Companies shall provide Buyer with evidence that the 401(k) Plan has been terminated (the form and substance of which shall be subject to review and approval by Buyer) not later than the day immediately preceding the Closing Date.

(b) Prior to the Closing Date, the Sellers and the Companies shall take any and all actions as may be required, including amendments to the 401(k) Plan (the form and substance of which shall be subject to review and approval by Buyer), to (1) permit each participant in the 401(k) Plan who is an employee of the Companies who will be employed by the Companies or Buyer following the Closing (the “Continuing Employees”) to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in an amount equal to the full account balance distributed or distributable to such Continuing Employees from the 401(k) Plan (including the balance of each Continuing Employee loan under the 401(k) Plan, to the extent permitted by Law) to the Buyer’s 401(k) retirement plan, and (2) obtain from the IRS a favorable determination letter on termination for the 401(k) Plan. Each Continuing Employee shall become a participant in the Buyer 401(k) Plan on the Closing Date (giving effect to the service crediting provisions that follow); it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. For purposes of eligibility to participate under the Buyer’s 401(k) retirement plan, Buyer shall use commercially reasonable efforts to give each Continuing Employee credit for such individual’s years of service with the Companies or the Companies’ predecessors before the Closing Date, as if such service had been performed with Buyer.

(c)       Effective no later than the day immediately preceding the Closing Date, the Sellers and the Companies shall terminate any Benefit Plan maintained by the Companies that the Buyer has requested to be terminated; provided, however, that any such plan can be terminated in accordance with its terms and applicable Law without any adverse consequences with respect to any ERISA Affiliate. No later than the day immediately preceding the Closing Date, the Sellers and the Companies shall provide the Buyer evidence (the form and substance of which shall be subject to review and approval by Buyer) that such Benefit Plans have been terminated.

(d)       From and after the Closing, Parent shall honor and shall cause the Companies to honor all Benefit Plans of the Companies set forth in Section 6.10(d) of the Disclosure Letter, in each case in accordance with their terms as in effect immediately before the Closing; provided, that this Section shall not prevent the amendment or termination of any specific Benefit Plan or Contract in accordance with the terms thereof.

Section 6.11 Surety Bonds. The parties acknowledge that following the Closing, the Buyer intends to replace each Surety Bond set forth on Section 4.05(b) of the Disclosure Letter. To the extent that the replacement of any such Surety Bond results in any refund of any premium or other payment with respect to any such Surety Bond, the parties acknowledge that the Sellers shall have no right to any such refund and that the applicable Company shall retain any such refund or payment.

Section 6.12 Federal Employee Retention Credit. The Sellers represent and warrant that JMLLC applied and was approved for a Federal Employee Retention Credit (the “FER Credit”) and that, as a result of such credit, JMLLC has a receivable in the amount of $2,338,778.07 at Closing with respect to such FER Credit (the “FER Receivable”). The parties acknowledge and agree that the FER Receivable shall be excluded from the calculation of Closing Working Capital. Buyer shall cause JMLLC to pay the amount of the FER Credit to Sellers within five (5) days after receipt and shall have no deduction or setoff rights with respect to the FER Credit.

ARTICLE VII
TAX MATTERS

Section 7.01 Tax Covenants.

(a)       Sellers shall cause to be timely prepared and filed all income Tax Returns of the Sellers, and shall cause to be timely prepared and filed all Tax Returns required to be filed by any Company up until Closing. Without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed), the Sellers (and, prior to the Closing, none of the Company, its Affiliates and their respective Representatives) shall, to the extent it may affect, or relate to, any Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Buyer or any Company in respect of any Post-Closing Tax Period. The Sellers agree that the Buyer is to have no liability for any Tax resulting from any action of Sellers, any Company, their Affiliates or any of their respective Representatives, and agree to indemnify and hold harmless the Buyer (and, after the Closing Date, each Company) against any such Tax or reduction of any Tax asset.

(b)       All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents shall be borne and paid by the Sellers when due. The Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Buyer shall cooperate with respect thereto as necessary).

(c)       Sellers shall prepare, or cause to be prepared, all Tax Returns required to be filed by any Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by the Sellers to the Buyer (together with schedules, statements and, to the extent reasonably requested by the Buyer, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If the Buyer objects to any item on any such Tax Return, Buyer shall, within ten days after delivery of such Tax Return, notify the Sellers in writing that Buyer so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Buyer and the Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such items. If the Buyer and the Sellers are unable to reach such agreement within ten days after receipt by the Sellers of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Sellers and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by the Buyer, on the one hand, and the Sellers, on the other hand. The preparation and filing of any Tax Return of any Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of the Buyer.

Section 7.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon any Company shall be terminated as of the Closing Date. After such date none of the Companies, the Sellers or any of Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 7.03 Tax Indemnification. Except to the extent specifically treated as a liability in the calculation of Closing Working Capital, the Sellers shall indemnify each Company, the Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.20; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VII; (c) all Taxes of any Company or relating to the business of any Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company (or any predecessor of any Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any Person imposed on any Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date, in each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. The Sellers shall reimburse the Buyer for any Taxes of any Company that are the responsibility of the Sellers pursuant to this Section 7.03 within ten Business Days after payment of such Taxes by the Buyer or any Company.

Section 7.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)       in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)       in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.05 Contests. The Buyer agrees to give written notice to the Sellers of the receipt of any written notice by any Company, the Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by the Buyer pursuant to this ARTICLE VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect the Buyer’s right to indemnification hereunder. The Buyer shall control the contest or resolution of any Tax Claim; provided, however, that the Buyer shall obtain the prior written consent of the Sellers (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Sellers shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Sellers.

Section 7.06 Cooperation and Exchange of Information. The Sellers and the Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of any Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of any Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of any Company for any taxable period beginning before the Closing Date, the Sellers or Buyer (as the case may be) shall provide the other parties with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 7.07 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 7.08 Payments to Buyer. Any amounts payable to the Buyer pursuant to this ARTICLE VII shall be satisfied: (i) from the Indemnity Escrow Fund; and (ii) to the extent such amounts exceed the amounts available to the Buyer Indemnitees in the Indemnity Escrow Fund, (A) by setting off against and deducting from any Deferred Payment to the extend earned hereunder or (B) from the Sellers. Neither the exercise of nor failure to exercise any rights under this Section 9.06(b) will constitute an election of remedies or limit any Buyer Indemnitee in any manner in the enforcement of any other remedies available to it.

Section 7.09 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.20 and this ARTICLE VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 30 days.

Section 7.10 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE IX may overlap with an obligation or responsibility pursuant to this ARTICLE VII, the provisions of this ARTICLE VII shall govern.

Section 7.11 Allocation. The Sellers and the Buyer agree that the Purchase Price shall be allocated among the assets of the Companies for Tax purposes in accordance with Section 1060 of the Code. A draft allocation schedule shall be prepared by the Buyer using the principles set forth on Schedule 7.11 hereof and delivered to the Sellers within 120 days following the Closing Date. If the Sellers notify the Buyer in writing that the Sellers object to one or more items reflected in the allocation schedule, the Sellers and the Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Sellers and the Buyer are unable to resolve any dispute with respect to the allocation schedule within 180 days following the Closing Date, such dispute shall be resolved by the Independent Accountant (such allocation schedule as finally agreed to by the Buyer and the Sellers, the “Allocation Schedule”). The fees and expenses of such accounting firm shall be borne equally by the Sellers and the Buyer. The Buyer and the Sellers shall file all Tax Returns (including amended returns, claims for refund and IRS Form 8594) in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price shall be allocated in a manner consistent with the Allocation Schedule. Notwithstanding anything to the contrary herein, the parties agree to allocate $100,000 of the Purchase Price to the restrictive covenants set forth in Section 6.04 above. The parties further agree that such allocated amount will be deemed to have been paid out of the Closing Cash Purchase Price.

ARTICLE VIII
CLOSING DELIVERIES AND CONDITIONS

Section 8.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)       No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)       The Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.04 and the Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, in each case, in form and substance reasonably satisfactory to the Buyer and the Sellers, and no such consent, authorization, order and approval shall have been revoked.

Section 8.02 Conditions to Obligations of Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)       All approvals, consents and waivers that are listed on Schedule 8.02(a) shall have been received (including all consents required under the Leases), and executed counterparts thereof shall have been delivered to the Buyer at or prior to the Closing.

(b)       The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Buyer.

(c)       The Buyer shall have received resignations of the directors and officers of the Companies pursuant to Section 6.01.

(d)       The Sellers shall have delivered to the Buyer a good standing certificate (or its equivalent) for each Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which each Company is organized.

(e)       Each Seller shall have delivered to the Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code.

(f)       Each Seller shall have executed and delivered the assignment of Membership Interests to Buyer, free and clear of Encumbrances, with all required transfer tax stamps affixed.

(g)       The Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Company certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of such Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (ii) the names and signatures of the officers of such Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(h)       The Sellers shall have provided satisfactory written evidence, in the sole discretion of the Buyer, that all Encumbrances relating to the Indebtedness shall have been released in full.

(i)       The Contracts and other arrangements listed in Schedule 8.02(k) shall have been terminated to the satisfaction of the Buyer.

(j)       The Companies shall have received a termination and release of the guaranty listed in Schedule 8.02(l) to the satisfaction of the Buyer.

(k)       A Lease Agreement between JMLLC and RMP II, G.P. for the lease of the Real Property set forth on Section 4.09(b) of the Disclosure Letter shall have been executed by the parties thereto and delivered to the Buyer.

(l)       The Escrow Agreement shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Buyer.

(m)       The Sellers shall have delivered evidence to the reasonable satisfaction of the Buyer that all of the Company’s qualified employer-sponsored retirement plans (i.e., the 401(k) Plan) and such other Benefit Plans that the Buyer has requested to be terminated have been amended, as necessary, and terminated in accordance with the provisions of Section 6.10 hereof no later than one (1) day prior to the Closing Date.

(n)       The Company shall have transferred the employee receivables set forth on Section 4.23 of the Disclosure Letter.

Section 8.03 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)       The Buyer shall have delivered to Sellers the Closing Cash Purchase Price pursuant to Section 2.02(a).

(b)       The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Sellers.

(c)       The Buyer shall have delivered to the Escrow Agent by wire transfer of immediately available funds the Escrow Amount.

(d)       The Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Buyer certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (ii) the names and signatures of the officers of the Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(e)       A Lease Agreement between JMLLC and RMP II, G.P. for the lease of the Real Property set forth on Section 4.09(b) of the Disclosure Letter shall have been executed by the parties thereto and delivered to the Buyer.

(f)       The Escrow Agreement shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Sellers.

ARTICLE IX
INDEMNIFICATION

Section 9.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 4.20 which are subject to ARTICLE VII) shall survive the Closing and shall remain in full force and effect until the date that is eighteen months from the Closing Date; provided, that (i) the representations and warranties set forth in Section 4.17 (Environmental Matters) shall survive for the full period of all applicable statutes of limitations plus 30 days and (ii) the Fundamental Representations shall survive indefinitely. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VII which are subject to ARTICLE VII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.02 Indemnification by the Sellers. Subject to the other terms and conditions of this ARTICLE IX, the Sellers shall, jointly and severally, indemnify and defend each of the Buyer and its Affiliates (including the Companies) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)       any inaccuracy in or breach of any of the representations or warranties of the Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement (other than in respect of Section 4.20, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VII), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Sellers pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VII);

(c)       any unpaid Transaction Expenses as of the Determination Time or Indebtedness outstanding as of the Determination Time; or

(d)       any Action or threatened Action with respect to items 1 and 4 (including the events referenced therein) set forth on Section 4.15 of the Disclosure Letter.

Section 9.03 Indemnification By the Parent and the Buyer. Subject to the other terms and conditions of this ARTICLE IX, the Parent and the Buyer shall, jointly and severally, indemnify and defend each of the Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)       any inaccuracy in or breach of any of the representations or warranties of the Buyer or Parent contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Buyer or Parent pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer or Parent pursuant to this Agreement (other than ARTICLE VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VII).

Section 9.04 Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a)       The Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) exceeds $250,000 (the “Basket”), in which event the Sellers shall be required to pay or be liable for all such Losses over and above the Basket. The aggregate amount of all Losses for which the Sellers shall be liable pursuant to Section 9.02(a) shall not exceed $2,000,000 (the “Cap”).

(b)       Notwithstanding the foregoing, the limitations set forth in Section 9.04(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation, or fraud, gross negligence, or willful misconduct.

(c)       For purposes of this ARTICLE IX, any inaccuracy in or breach of any representation or warranty other than a Fundamental Representation shall be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d)       Payments by an Indemnifying Party pursuant to Section 9.02 or Section 9.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or the Companies) in respect of any such claim after deducting all out-of-pocket costs and expenses incurred in recovering such proceeds or payment. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses.

(e)       The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.02 or Section 8.03, as the case may be.

Section 9.05 Indemnification Procedures. The party making a claim under this ARTICLE IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE IX is referred to as the “Indemnifying Party”.

(a)       Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a direct or indirect supplier or customer of any Company if in the reasonable judgment of the Buyer Indemnitee (which may be asserted at any time) the Indemnifying Party’s defense of such Third Party Claim could reasonably be expected to have an adverse effect on the Buyer Indemnitee’s (or the Company’s) existing or prospective relationship with such supplier or customer, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.02) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)       Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)       Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Companies’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)       Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of any Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.20 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VII) shall be governed exclusively by ARTICLE VII hereof.

Section 9.06 Payments; Escrow Funds; Setoff.

(a)       Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE IX, the Indemnifying Party shall satisfy its obligations within ten Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(b)       Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE IX shall be satisfied: (i) from the Indemnity Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitees in the Indemnity Escrow Fund, (A) by setting off against and deducting from any Deferred Payment to the extent earned hereunder or (B) from the Sellers. Neither the exercise of nor failure to exercise any rights under this Section 9.06(b) will constitute an election of remedies or limit any Buyer Indemnitee in any manner in the enforcement of any other remedies available to it.

Section 9.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.08 Exclusive Remedies. Subject to Section 2.06(b), Section 6.03 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VII and this ARTICLE IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VII and this ARTICLE IX. Nothing in this Section 9.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s intentional fraud or criminal or intentional misconduct.

ARTICLE X
MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to the Sellers:	Richard L. Pollard
Matthew S. Pollard
P.O. Box 4327
Chattanooga, TN 37405

with a copy to:	Chambliss, Bahner & Stophel, P.C.
Liberty Tower
605 Chestnut Street, Suite 1700
Chattanooga, TN 37450
Attention: Mark Turner and Douglas S. Griswold
Email: mturner@chamblisslaw.com
dgriswold@chamblisslaw.com

If to the Buyer or the Parent:	c/o Limbach Holdings, Inc.
1251 Waterfront Place, Suite 201
Pittsburgh, Pennsylvania 15222 15201
Attention: Scott Wright, Senior Vice President and General Counsel
E-mail: scott.wright@limbachinc.com

with a copy to:	Holland & Knight LLP
200 South Orange Avenue, Suite 2600
Orlando, Florida 32801
Attention: Tom McAleavey
Email: tom.mcaleavey@hklaw.com

If a deadline provided in this Agreement or any Ancillary Document falls on a day other than a Business Day, such deadline shall be extended until the first Business Day thereafter.

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Letter and Exhibits mean the Articles and Sections of, and Disclosure Letter and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Letter and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.03(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Section 7.03 and ARTICLE IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)       ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE OR THE STATE OF TENNESSEE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LIMBACH HOLDINGS, INC.

By:	/s/ Charles A. Bacon, III
Charles A. Bacon, III, President, Chief Executive
Officer and Director

LIMBACH FACILITY SERVICES LLC

By:	/s/ Charles A. Bacon, III
Charles A. Bacon, III, President and Chief
Executive Officer

JAKE MARSHALL, LLC

By:	/s/ Richard L. Pollard
Richard L. Pollard, Chief Manager

COATING SOLUTIONS, LLC

By: Jake Marshall, LLC, Manager

By:	/s/ Richard L. Pollard
Richard L. Pollard, Chief Manager

/s/ Richard L. Pollard
RICHARD L. POLLARD

/s/ Matthew S. Pollard
MATTHEW S. POLLARD

[Signature Page to Membership Interest Purchase Agreement]